Exhibit 23.1
Board of Directors
Trend Mining Company
Littleton, Colorado

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our audit report dated January 12, 2006, on the financial statements of Trend Mining Company, for the filing with and attachment to the Form 10-KSB for the year ending September 30, 2005.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

January 13, 2006